UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2014

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)

(604) 688-8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2014, Randolph Thornton was appointed to the Board of Directors of Ivanhoe Energy Inc. (the “Company”). Mr. Thornton will also serve on a Special Committee, established for the purpose of evaluating and overseeing the negotiation of strategic financing transactions. Mr. Thornton’s appointment is effective until the date of the next meeting of the Company’s shareholders at which directors are to be elected.

There are no arrangements or understandings between Mr. Thornton and any other person pursuant to which he was appointed to the Company’s Board, and there are no relationships between him and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. As compensation for his service, Mr. Thornton will receive a retainer fee in the amount of $100,000, to be paid in equal monthly installments. Mr. Thornton will also be entitled to indemnification by the Company on the same basis as the Company’s other directors.

Mr. Thornton is President and Chief Executive Officer of Comdisco Holding Company, Inc. He also is non-executive Chairman and a member of the board of both Core-Mark International and National Energy & Gas Transmission. He served as Managing Director and a Senior Credit Officer of Citigroup where he worked for 34 years; the last 20 years as a senior executive in its corporate restructuring practice.

Mr. Thornton graduated from Lafayette College in 1967 with a B.A. in History and earned an MBA in Finance at Columbia Business School in 1971. He previously served in Vietnam as a US Army 1st Lieutenant, receiving two bronze stars with the 9th Infantry Division.

A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

                 99.1 Press Release dated November 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 25, 2014

IVANHOE ENERGY INC.
By:	/s/ William Parry
Name: William Parry
Title: Senior Vice President and General Counsel